EXHIBIT 99.1

Press Release

SANTANDER BANCORP
Announces Delayed Filing of Form 10-K

San Juan, Puerto Rico, March 31, 2006 – Santander BanCorp (NYSE: SBP; LATIBEX: XSBP) announced today that its annual Report on Form 10-K for the year ended December 31, 2005 will be further delayed. As previously disclosed, the Company intends to include in its 2005 Form 10-K restated financial statements at and for the years ended December 31, 2003 and December 31, 2004 and restated financial information at and for the years ended December 31, 2001 and December 31, 2002. The Corporation will also restate its quarterly Reports on Form 10-Q for the first, second and third quarters of 2005. These restatements will reflect the adjustments described in the Company’s Report on Form 8-K dated March 7, 2006.

The Company has substantially completed preparation of its financial statements at and for the year ended December 31, 2005 and its restated financial statements for the affected periods. However, the Company has not yet completed its analysis of the accounting treatment for certain transactions with an unrelated local financial institution during the first and second quarters of 2005, as described in its March 7, 2006 Form 8-K. If the Company concludes that it should reverse its prior accounting for these transactions, the effect of these possible adjustments will be a reduction in net income of $1.7 million, or $0.04 per share, in the first quarter of 2005 and an increase in net income of approximately $0.2 million for the second, third and fourth quarters of 2005 combined, for a total reduction of net income for the full year 2005 of $1.5 million, or $0.03 per share.

Although the Company cannot be certain of the amount of time required to complete its restatement process, it continues to work actively to finalize and file its annual Report on Form 10-K as expeditiously as possible.

Institutional Background

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange (SBP) and on Latibex (Madrid Stock Exchange) (XSBP). Banco Santander Central Hispano, S.A (Santander) owns 91% of the outstanding common stock of Santander BanCorp. The Company has four wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation, Santander Insurance Agency and Santander Financial Services, Inc. Banco Santander Puerto Rico (the Bank) has been operating in Puerto Rico for nearly three decades. It offers a full array of services through 63 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,400 employees. The Bank through its wholly owned subsidiary, Santander Mortgage Corporation, has 6 additional offices to offer mortgage banking products and services. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. Santander Financial Services, Inc. through, Island Finance, its recently acquired business unit, provides consumer loans and real estate-secured loans to customers through its 70 stores in Puerto Rico, as well as sales finance contracts through retail merchants. For more information, visit the Company’s website at www.santandernet.com.

Contact information: Evelyn Vega 787-777-4546 / María Calero 787 -777-4437